Exhibit 99.1

NASDAQ:ARTW                             CONTACT: Carrie Majeski (712) 864-3131

                   ARTS-WAY THIRD QUARTER AND 9 MONTHS RESULTS

ARMSTRONG, IOWA - Arts-Way Manufacturing Co., Inc. today (October 10,
2007) released the following results for the fiscal quarter and nine months ended August 31, 2007.

Highlights:
       " Year to date net sales increased $4,696,000 compared to
         the same period a year ago.
       " Year to date gross profit increased $1,899,000 compared to the same period a year ago.
       " Earnings per share for the quarter are $.47 versus $.09 in 2006, year to date earnings per share are $.94 versus $.31 in 2006.

            (All figures in thousands of dollars except per share amounts)

                                                    Quarter Ended
                                       August 31, 2007         August 31, 2006

Net Sales . . . . . . . . . . . . .    	      $ 8,192                $ 6,056
Gross Profit . . . . . . . . . . .              2,781	               1,400
Income from Operations . . . . . .              1,849                    416
Interest and Other Expense. . . .                 332                     82
Income before Income Taxes . . . .             	1,517	                 334
Income Tax Expense (Benefit). . .                 587                     54
Net Income . . . . . . . . . . . .                930	                 180
Basic Income Per Share (a). .. .                $ .47                  $ .09
Diluted Income Per Share (b) . . . .              .47                    .09

                                                   Nine Months Ended
                                       August 31, 2007	       August 31, 2006

Net Sales . . . . . . . . . . . . .          $ 19,166               $ 14,470
Gross Profit . . . . . . . . . . . .            5,964	               4,065
Income from Operations . . . . . . .            3,094                  1,217
Interest and Other Expense . . . . .              156                    223
Income before Income Taxes . . . . .            2,938	                 994
Income Tax Expense (Benefit) . . . .            1,069                    388
 Net Income . . . . . . . . . . . .             1,869                    606
Basic Income Per Share (a) . . . .              $ .94                  $ .31
Diluted Income Per Share (b) . . . .              .94                    .31

(a) Basic income per share based on the weighted average number of shares outstanding 1,978,176 and 1,973,176 for the quarter; and 1,978,176 and 1,970,037 for the nine months ended August 2007 and 2006, respectively.
(b) Diluted income per share based on the weighted average number of shares outstanding 1,987,952 and 1,979,701 for the quarter; and 1,983,425 and 1,978,092 for the nine months ended August 2007 and 2006, respectively.

Our consolidated net sales for the nine months ended were $19,166,000, representing a 32% increase compared to the same period one year ago. A majority of this increase was due to the inclusion of Arts-Way Scientific, Inc., net sales of $4,666,000, for the nine months just ended. Arts-Way Scientific, Inc. was acquired in August of 2006 and therefore only included, $101,000 of year to date sales for 2006. Arts-Way Manufacturing had revenues totaling $10,926,000 for the nine months, compared to $11,733,000 for the same period in 2006. This decrease was due to a reduction in sales to our OEM dealers for blowers as well as our delivery schedule on beet equipment being later than last year, pushing some of our beet equipment sales into the fourth quarter. Arts-Way Vessels had revenues totaling $3,573,000 for the nine months ended, compared to $2,636,000 for the same period in 2006. Consolidated gross profit increased during the quarter to 34% compared to 23% in 2006. Year to date gross profit is 31% compared to 28% in 2006. When we purchased Arts-Way Scientific we also purchased their backlog and had to honor pricing from the prior owners. Arts-Way Scientifics gross profit was 20% for the first quarter of 2007 year to date gross profit has increased to 29%. Arts-Way Manufacturings gross profit was 30% while Arts-Way Vessels was 34% year to date. Operating expenses for the quarter decreased $52,000 compared to 2006. As a percent of sales, operating expenses decreased by five percentage points- 11% in 2007 compared to 16% in 2006. Year to date operating expenses are 15% compared to 20% in 2006. Arts-Way Manufacturings year to date operating expense as a percentage of sales was 19%, Arts-Way Vessel 11% and Arts-Way Scientific was 9%.

Interest expense quarter to date and year to date have increased due to the addition of $1,500,000 loan in the third quarter of 2006. Other income increased by $104,000 in 2007 compared to 2006. Of that increase, $312,000 is the result of our accounting for the fire and insurance recoveries in Monona, Iowa, offset by $200,000 additional expenses related to early payoff penalties and amortization costs on our loan refinancing package.

The order backlog as of October 2007 is $12,453,000 compared to $4,210,000 one year ago. Arts-Way Manufacturings order backlog as of October is $2,773,000 compared to $980,000 in 2006, due primarily to strong grinder sales as well as shredders for the 07 season that have yet to ship. Arts-Way Vessels backlog is $417,000 compared to $1,894,000 in 2006. The difference in Vessels backlog is due to a large blanket order with a major customer in 2006 that covered several months that has not been renewed. We were required to be out of our leased building on October 4. We have moved out of the leased building and will not be in our new facility until January of 2008. Arts-Way Scientifics backlog is $9,263,000.

On September 5th of 2007 the Company closed on the asset purchase agreement with Miller - St. Nazianz. The purchase included all inventories, tooling and other proprietary rights to the hay and forage line of Miller Pro.

Arts-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet, land maintenance equipment, finished mowing, crop shredding equipment, plows and seed planting equipment. Arts-Way also produces haylage machinery for original equipment manufacturers (OEM's). After market service parts are also an important part of the Companys business. We have two wholly owned subsidiaries, Arts-Way Vessels Inc. manufactures pressurized tanks and vessels and Arts-Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Companys products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from managements expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.